Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
February 20, 2025

Federal Home Loan Bank of Indianapolis Announces Fourth Quarter 2024 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2024 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 9.50% and 4.50%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under the Bank's capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

The dividends will be paid in cash on February 21, 2025.

"I am proud that FHLBank Indianapolis delivered strong financial results in 2024, a reflection of our steadfast commitment to serving our members’ liquidity needs while maintaining the Bank’s financial strength and stability," President and CEO Cindy Konich said.

She added: "In addition to another strong dividend for our members, these results allowed us to invest at record levels in the communities our members serve, including an additional voluntary contribution of 7.5% of 2023 net earnings – bringing the total support of housing and community initiatives in 2024 to 17.5%. Building on the success of 2024, we look forward to continuing this support in 2025 at 17.5% of 2024 net earnings."

Earnings Highlights
Net income, for the fourth quarter of 2024, was $67 million, a net decrease of $37 million compared to the corresponding quarter in the prior year. The decrease was primarily due to a significant increase in voluntary contributions to affordable housing and community investment programs and unrealized losses on qualifying fair-value hedging relationships.

Net income, for the year ended December 31, 2024, was $342 million, a net decrease of $35 million compared to the prior year. The decrease was primarily due to a significant increase in voluntary contributions to affordable housing and community investment programs and net realized gains on the extinguishment of consolidated obligations in 2023 that did not occur in 2024. However, such decrease was partially offset by higher earnings on the portion of the Bank's assets funded by its capital.1

1     FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the size of the Bank's balance sheet and the spread between the interest earned on its assets and the interest cost of funding with consolidated obligations. Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets.

Exhibit 99.1
Affordable Housing Program Allocation

The Bank's Affordable Housing Program ("AHP") provides grant funding to support housing for low- and moderate-income families in communities served by its Michigan and Indiana members. For the year ended December 31, 2024, AHP assessments2 totaled $40 million. Such required allocations will be available to the Bank's members in 2025 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

In addition, as part of the Bank's commitment to further support its AHP and additional affordable housing and community investment programs, the Bank voluntarily contributed additional funding in 2024 totaling $33 million. Additionally, the Bank made a supplemental voluntary contribution to its AHP totaling $4 million. As a result, voluntary contributions to housing and community investment programs in 2024 totaled $37 million, all of which have been recognized and reported in other expenses.

The Bank's combined required and voluntary allocations recognized in 2024 totaled $77 million, an increase of $29 million, or 60%, compared to the prior year.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Interest income (a)	$989	$1,013	$4,130	$3,755
Interest expense (a)	866	873	3,623	3,260
Provision for credit losses	—	—	—	—
Net interest income after provision for credit losses	123	140	507	495
Other income (b)	6	7	32	46
Other expenses (c)	54	31	157	120
AHP assessments	8	12	40	44

Net income	$67	$104	$342	$377

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedge relationships. The Bank uses derivatives, specifically interest-rate swaps, to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges and, therefore, changes in the estimated fair value of the derivative, and changes in the fair value of the hedged item that are attributable to the hedged risk, are recorded in net interest income.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.
(c)    Includes voluntary contributions to the Bank's AHP and other affordable housing, small business and community investment programs.

2    Each year, Federal Home Loan Banks are required to allocate to the AHP 10% of earnings, defined for this purpose as income before assessments plus interest expense on mandatorily redeemable capital stock.

Exhibit 99.1
Balance Sheet Highlights
Total assets, at December 31, 2024, were $84.5 billion, a net increase of $7.9 billion, or 10%, from December 31, 2023, primarily due to an increase in advances and mortgage loans outstanding.

Advances 3
The carrying value of advances outstanding, at December 31, 2024, totaled $39.8 billion, a net increase of $4.3 billion, or 12%, from December 31, 2023. The par value of advances outstanding increased by 12% to $40.1 billion, which included a net increase in short-term advances of 54% and a net decrease in long-term advances of 4%. At December 31, 2024, based on contractual maturities, long-term advances composed 63% of advances outstanding, while short-term advances composed 37%.

The par value of advances outstanding to depository institutions — comprising commercial banks, savings institutions and credit unions — increased by 18%, while advances outstanding to insurance companies increased by 1%. As a percent of total advances outstanding at par value at December 31, 2024, advances to commercial banks and savings institutions were 52% and advances to credit unions were 14%, resulting in total advances to depository institutions of 66%, while advances to insurance companies were 34%.

In general, advances fluctuate in accordance with members' funding needs, primarily determined by their deposit levels, mortgage pipelines, loan growth, investment opportunities, available collateral, other balance sheet strategies, and the cost of alternative funding options.

Mortgage Loans Held for Portfolio 4
Mortgage loans held for portfolio, at December 31, 2024, totaled $10.8 billion, a net increase of $2.2 billion, or 25%, from December 31, 2023, as the Bank's purchases from its members significantly exceeded principal repayments by borrowers. Purchases of mortgage loans from members, for the year ended December 31, 2024, totaled $3.2 billion.

In general, the Bank's volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing and refinancing activity in the United States, consumer product preferences, the Bank's balance sheet capacity and risk appetite, and regulatory considerations.

Liquidity Investments 5

Liquidity investments, at December 31, 2024, totaled $12.9 billion, a net increase of $759 million, or 6%, from December 31, 2023. The Bank's liquidity remained well above regulatory requirements and continues to enable the Bank to be a reliable liquidity provider to its members.

Cash and short-term investments increased by $271 million, or 2%, to $11.8 billion. The portion of U.S. Treasury obligations classified as trading securities increased by $488 million, or 81%, to $1.1 billion. As a result of this activity, cash and short-term investments represented 92% of the total liquidity investments at December 31, 2024, while U.S. Treasury obligations represented 8%.

3     Advances are secured loans that the Bank provides to its member institutions.
4     The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
5     The Bank's liquidity investments consist of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold and U.S. Treasury obligations.

Exhibit 99.1
The total outstanding balance and composition of the Bank's liquidity investments are influenced by its liquidity needs, regulatory requirements, actual and anticipated member advance activity, market conditions, and the availability of short-term investments at attractive interest rates, relative to the cost of funds.

Other Investment Securities

Other investment securities, which consist substantially of mortgage-backed securities and U.S. Treasury obligations classified as held-to-maturity or available-for-sale, at December 31, 2024, totaled $20.2 billion, a net increase of $738 million, or 4%, from December 31, 2023.

Consolidated Obligations 6

FHLBank Indianapolis' consolidated obligations outstanding, at December 31, 2024, totaled $78.1 billion, a net increase of $7.0 billion, or 10%, from December 31, 2023, which reflected increased funding needs associated with the net increase in the Bank's total assets.

Capital 7
Total capital, at December 31, 2024, was $4.2 billion, a net increase of $491 million, or 13%, from December 31, 2023. The net increase resulted primarily from issuances of capital stock to support advance activity and the growth in retained earnings.
The Bank's regulatory capital-to-assets ratio8, at December 31, 2024, was 5.44%, which exceeds all applicable regulatory capital requirements.

6     The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
7     FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
8     Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Exhibit 99.1
Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	December 31, 2024	December 31, 2023
Advances	$39,833	$35,562
Mortgage loans held for portfolio, net	10,796	8,614
Liquidity investments	12,911	12,152
Other investment securities (a)	20,189	19,451
Other assets	806	829

Total assets	$84,535	$76,608

Consolidated obligations	$78,085	$71,053
MRCS	363	369
Other liabilities	1,852	1,442
Total liabilities	80,300	72,864

Capital stock (b)	2,555	2,285
Retained earnings (c)	1,684	1,532
Accumulated other comprehensive income (loss)	(4)	(73)
Total capital	4,235	3,744

Total liabilities and capital	$84,535	$76,608

Total regulatory capital (d)	$4,602	$4,186

Regulatory capital-to-assets ratio	5.44%	5.46%

(a)    Includes held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings, at December 31, 2024 and December 31, 2023, of $466 million and $398 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of December 31, 2024, and its results for the year then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Annual Report on Form 10-K.

Exhibit 99.1
Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission ("SEC"), specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Media Contact:
Scott Thien
Senior Corporate Communications Associate
317-902-3103
sthien@fhlbi.com

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy. Please note that content the Bank shares on its website and social media is not incorporated by reference into any of its filings with the SEC unless, and only to the extent that, a filing by the Bank with the SEC expressly provides to the contrary.